Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES $10 MILLION SHARE BUYBACK PROGRAM

Grand Rapids, MN (May 24, 2006) — ASV, Inc. (Nasdaq: ASVI) announced today that its Board of Directors has approved the implementation of a share repurchase plan. Under this plan, ASV may repurchase up to $10 million of its common stock.
The Company anticipates share purchases will be made from time to time, depending on market conditions. Shares may be purchased in the open market, including block purchases, or through privately negotiated transactions. The Company does not intend to repurchase any shares from directors, officers or other affiliates of the Company. The repurchase program does not obligate ASV to acquire any specific number of shares and may be discontinued at any time.
Commenting on the repurchase program, ASV Chairman and CEO Gary Lemke stated, “Given the strong financial and cash position of the Company and the long term growth potential of the rubber track loader market, we believe our shares are undervalued in the marketplace. Because of this, we believe it is in the best interest of our Company and shareholders to implement this stock repurchase plan.”
The Company intends to fund the repurchases with available cash. The repurchase program is expected to be in effect through May 24, 2007, or until such amount of stock is repurchased.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. provides traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding the valuation of ASV’s stock and the future growth potential of ASV and the market for its products are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture its machines and undercarriages, unanticipated delays, costs or other difficulties in the manufacture of its machines and undercarriages, unanticipated problems or delays experienced by Caterpillar or Vermeer relating to the manufacturing or marketing of their machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV, Caterpillar or Vermeer and ASV’s ability to realize the anticipated benefits from its relationships with Caterpillar and Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.